EXHIBIT 2.2

List of Schedules and Exhibits to Exhibit 2.1

The schedules to the Asset Purchase and Merger Agreement effective March 1, 2013, by and among Sysorex Global Holdings Corp., Lilien, LLC and Lilien Systems have not been filed with this Registration Statement. The Registrant agrees to file supplementally a copy of any omitted schedule with the Commission upon request.

Lilien Disclosure Schedules

Schedule 2.01(b)	Excluded Assets
Schedule 2.02(A)(b)	Excluded Liabilities
Schedule 3.02	No Violations
Schedule 3.04	Consents and Approvals
Schedule 3.05	Brokers and Finders
Schedule 3.07	Organization and Qualification
Schedule 3.08	Subsidiaries
Schedule 3.09(f)	Accounts Payable
Schedule 3.10	Absence of Certain Changes
Schedule 3.10(e)	Absence of Certain Changes
Schedule 3.11(a)	Title to Properties
Schedule 3.11(d)	Pending Tax Proceedings
Schedule 3.11(e)	Insurance Policies
Schedule 3.12	Indebtedness
Schedule 3.13	Absence of Undisclosed Liabilities
Schedule 3.14(a)	Tax Matters - Filing of Tax Returns and Payment of Taxes
Schedule 3.14(b)	Tax Matters - Audit History, Extensions, Etc.
Schedule 3.14(c)	Tax Matters - Membership in Affiliated Groups, Etc.
Schedule 3.15	Litigation and Claims
Schedule 3.16	Safety; Zoning; Real Estate; and Environmental Matters
Schedule 3.16(d)	Safety; Zoning; Real Estate; and Environmental Matters
Schedule 3.16(e)	Safety; Zoning; Real Estate; and Environmental Matters
Schedule 3.17	Material Contracts
Schedule 3.18	Tangible Property
Schedule 3.19	Employees
Schedule 3.19(c)	Benefit Plans
Schedule 3.20	Potential Conflicts of Interest
Schedule 3.21	Patents, Trademarks, Business Name
Schedule 3.22	Insurance
Schedule 3.23	Compliance with Other Instruments, Laws, Etc.
Schedule 7.01	Employment Agreements
Schedule 8.08	Personnel
Schedule 8.11	General Release
Schedule 9.14	Sysorex Options

Sysorex Disclosure Schedules

Schedule 4.04(b)	Capitalization
Schedule 4.04(c)	Capitalization
Schedule 4.05	Subsidiaries
Schedule 4.07	No Violations
Schedule 4.08	Litigation
Schedule 4.11	Conduct of Business
Schedule 4.13	Consents
Schedule 4.14	Absence of Undisclosed Liabilities

Exhibits

Exhibit 2.01(B)(a)	Form of Agreement of Merger
Exhibit 2.02(A)(c)(ii)	Form of Lock-Up/Leak-Out Agreement
Exhibit 2.02(B)	Form of Guaranty
Exhibit 2.04(a)	Form of Bill of Sale and Assumption Agreement
Exhibit 7.01	Form of Employment Agreement
Exhibit 8.10	Form of Restrictive Covenants Agreement
Exhibit 8.11	Form of General Release

EXHIBIT 2.01(B)(a)

FORM OF

AGREEMENT OF MERGER

This Agreement of Merger is entered into between Sysorex Acquisition Corporation, a California corporation (herein “Disappearing Corporation”) and Lilien Systems, a California corporation (herein “Surviving Corporation”).

1.     Disappearing Corporation shall be merged into Surviving Corporation.

2.     The 100 shares of common stock of Disappearing Corporation outstanding immediately prior to the merger, all of which are held by Sysorex Global Holdings Corp., a Nevada corporation, the parent of Disappearing Corporation (“Parent”) shall be converted into an equal number of shares of the Surviving Corporation.

3.     The 3,950,000 shares of common stock of Surviving Corporation outstanding immediately prior to the merger, all of which are held by Lilien LLC, a Delaware limited liability company (“Shareholder”) shall be cancelled in consideration for the issuance to the Shareholder of 6,000,000 shares of common stock of Parent.

4.     Disappearing Corporation shall from time to time, as and when requested by Surviving Corporation, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out this merger.

5.     The effect of the merger and the effective date of the merger shall be March __, 2013.

IN WITNESS WHEREOF the parties have executed this Agreement

Surviving Corporation:		Disappearing Corporation:
Lilien Systems, a California corporation		Sysorex Acquisition Corporation, a California corporation

By:		By:
	Geoffrey Lilien, President		Nadir Ali, President

By:		By:
	Geoffrey Lilien, Secretary		Wendy Loundermon, Secretary

OFFICER’S CERTIFICATE OF APPROVAL OF MERGER

Geoffrey Lilien certifies that:

1.     He is the President and the Secretary of Lilien Systems, a California corporation (the “Corporation”).

2.     The principal terms of the Agreement of Merger to which this Certificate of Merger is attached (the “Merger Agreement”) were duly approved by the Board of Directors and by the shareholders of the Corporation by a vote that equaled or exceeded the vote required.

3.     There is only one class of shares outstanding and the number of shares outstanding entitled to vote on the merger is 3,950,000. A vote of more than 50% of the outstanding shares was required to approve the merger and the principal terms of the Merger Agreement.

4.     The shareholder approval was by the holders of one hundred percent (100%) of the outstanding shares of the Corporation.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

By:
Geoffrey Lilien, President

By:
Geoffrey Lilien, Secretary

 OFFICER’S CERTIFICATE OF APPROVAL OF MERGER

Nadir Ali and Wendy Loundermon certify that:

1.     Nadir Ali is the President and Wendy Loundermon is the Secretary of Sysorex Acquisition Corporation, a California corporation (the “Corporation”).

2.     The principal terms of the Agreement of Merger to which this Certificate of Merger is attached (the “Merger Agreement”) were duly approved by the Board of Directors and by the shareholders of the Corporation by a vote that equaled or exceeded the vote required.

3.     There is only one class of shares outstanding and the number of shares outstanding entitled to vote on the merger is 100. A vote of more than fifty percent (50%) of the outstanding shares was required to approve the merger and the principal terms of the Merger Agreement.

4.     The shareholder approval was by the holders of one hundred percent (100%) of the outstanding shares of the Corporation.

5.     Common stock of Sysorex Global Holdings Corp., a Nevada corporation, the parent of the Corporation (the “Parent”) is to be issued in the merger and the no vote of the shareholders of Parent was required in connection with the issuance by Parent of such common stock.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

By:
Nadir Ali, President

By:
Wendy Loundermon, Secretary

EXHIBIT 2.02(A)(c)(ii)

FORM OF

LOCK-UP/LEAK-OUT AND REGISTRATION RIGHTS AGREEMENT

This LOCK-UP/LEAK-OUT AND REGISTRATION RIGHTS AGREEMENT (this “Agreement”) dated as of this ___ day of March, 2013, by and among Sysorex Global Holdings Corp., a Nevada corporation (together with its successors and assigns, “Sysorex”); and _________, a former member of Lilien, LLC (“Former Lilien Member”).

W I T N E S S E T H:

WHEREAS, Sysorex has agreed to acquire from Lilien, LLC, a Delaware limited liability company (“Lilien”), substantially all of the assets and liabilities of Lilien, including, 100% ownership of Lilien Systems, a California corporation (“Lilien Systems”) through a merger of Sysorex’s wholly-owned subsidiary Sysorex Acquisition Corporation, a California corporation with and into Lilien Systems (the “Merger”), pursuant to an Asset Purchase and Merger Agreement effective March 1, 2013 and entered into on March 1, 2013 by and between Lilien and Sysorex (the “Purchase Agreement”);

WHEREAS, Lilien will receive 6,000,000 shares of Common Stock of Sysorex (the “Shares”) as consideration for the Merger, of which      _____________ Shares are to be granted to the Former Lilien Member pursuant to the Purchase Agreement; and

WHEREAS, pursuant to Section 2.02(A)(c)(ii) of the Purchase Agreement the Former Lilien Member has agreed not to sell, transfer or otherwise dispose of the Shares, except as set forth in this Agreement and Sysorex has agreed to register all of the Shares as set forth in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants appearing in this Agreement, the parties hereto hereby agree as follows:

SECTION 1.      Lock-Up and Leak-Out Provisions

(a)     The sale of the Shares shall be according to the following schedule:

(i)     Beginning on the closing date of the transactions contemplated by the Purchase Agreement (the “Closing Date”) and for six (6) months thereafter, the Former Lilien Member may not sell any Shares (the “Initial Lock-up Period”);

(ii)     From the expiration of the Initial Lock-up Period until the date the Registration Statement (as defined below) is declared effective (the “Effective Date”), the Former Lilien Member shall be permitted to sell as many Shares as permitted under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”); and

(iii)     For a period of six (6) months from the Effective Date, the Former Lilien Member may not sell any Shares (the “IPO Lock-Up”). Notwithstanding any of the foregoing, the Former Lilien Member may sell up to $1,000,000 of his Shares as part of a secondary offering by Sysorex, subject to an underwriter’s limitations on the manner of sale.

(b)     All sales of Shares pursuant to Section 1(a) shall be by means of “in-the-market” transactions. “In the market” shall mean a sale made in the over-the-counter market, any subsequent primary trading market, or customary trading channels.

(c)     Any sales of Shares by the Former Lilien Member in violation of this Agreement shall constitute an event of default under the Agreement, and the Guaranty provisions of Section 2.02 (B) of the Purchase Agreement (the “Price Protection”) with respect to those specific Shares only shall be null and void, but the Price Protection shall remain in effect for any other Shares.

(d)     The Former Lilien Member further agrees that he will forward to Sysorex all monthly brokerage statements reflecting any sale of Shares within twenty (20) calendar days after the end of each month. In the event such statements are not then available, the Former Lilien Member shall forward to Sysorex copies of all confirmation tickets for the prior month’s sales.

(e)     Shares shall not at any time be used to cover “short” sales of Sysorex common stock.

SECTION 2.     Registration Rights

(a)     Sysorex, at its cost and expense, will use its best efforts to (A) prepare and file with the United States Securities and Exchange Commission (the “SEC”) a registration statement with respect to the Shares issued to the Former Lilien Member hereunder (the “Registration Statement”), (B) cause the Registration Statement to become effective (the date on which it is declared effective, the “Effective Date”) as soon as reasonably possible thereafter, and (C) maintain the effectiveness of the Registration Statement on a continuous basis pursuant to Rule 415 under the Securities Act until the earlier of (i) the disposition of all of the remaining Shares by the Former Lilien Member, or (ii) the date when all Shares held by the Former Lilien Member can be sold without restriction under Rule 144 under the Securities Act (“Rule 144”). Without limiting the generality of the foregoing, Sysorex shall:

(i)     Prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Registration Statement.

(ii)     Furnish to the Former Lilien Member such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as he may reasonably request in order to facilitate the disposition of Shares owned by him.

(iii)     Notify the Former Lilien Member at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing or causing the suspension of the effectiveness of the Registration Statement or sales of such Shares thereunder.

(iv)     Cause all such Shares registered pursuant to the Registration Statement to be listed on each securities exchange on which similar securities issued by Sysorex are then listed, which shall be effective on or before the effective date of the Registration Statement.

(v)     Provide a transfer agent and registrar for all Shares registered pursuant hereto and a CUSIP number for all such Shares, in each case not later than the effective date of such registration.

(b)     Sysorex shall bear all expenses reasonably incurred in connection with the registration and qualification of the Shares. The Former Lilien Member shall solely be responsible for sales commissions which shall not count toward the Sysorex guaranty of the Former Lilien Member’s pro rata share of $6,000,000 of net proceeds as set forth in Section 2.02(B) of the Purchase Agreement and in the Guaranty Agreement dated the date hereof. The Former Lilien Member shall cooperate with Sysorex in the preparation, filing and process of securing the effectiveness of the Registration Statement and shall furnish to Sysorex such information relating to the Former Lilien Member and such further and supplemental information as may be necessary or as may be reasonably requested by Sysorex for use in the Registration Statement and any amendments or supplements thereto. Sysorex will advise the Former Lilien Member of the effectiveness of the Registration Statement, of the issuance of any stop order with respect to the effectiveness thereof, of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, or of the initiation or threat of any proceeding for any such purpose. In the event that, either before or after the effectiveness of the Registration Statement, the Former Lilien Member shall distribute Shares to his family members, he shall so advise Sysorex and provide such information as shall be necessary to permit an amendment to the Registration Statement to provide information with respect to such family members, as selling security holders. Promptly following receipt of such information, Sysorex shall file an appropriate amendment to the Registration Statement reflecting the information so provided.

(c)     With a view to making available to the Former Lilien Member the benefits of Rule 144(b)(1)(i) promulgated under the Securities Act and any other rule or regulation of the Commission that may at any time permit the Former Lilien Member to sell the Shares to the public without registration, Sysorex shall use its best efforts to:

(i)     file a registration statement with the SEC to register its Common Stock under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by April 30, 2013;

(ii)     make and keep public information available, as those terms are understood and defined in Rule 144, at all times so long as Sysorex remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(iii)     file with the SEC in a timely manner all reports and other documents required of Sysorex under the Securities Act and the Exchange Act; and

(iv)     furnish to the Former Lilien Member, so long as the Former Lilien Member own any Shares, forthwith upon request (1) a written statement by Sysorex that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (2) a copy of the most recent annual or quarterly report of Sysorex and such other reports and documents so filed by Sysorex and (3) such other information as may be reasonably requested in availing the Former Lilien Member of any rule or regulation of the SEC that permits the selling of any such securities without registration.

(d)     To the extent permitted by applicable Law, Sysorex will indemnify the Former Lilien Member, and each person controlling Lilien or under common control of the Former Lilien Member, within the meaning of Section 15 of the Securities Act, with respect to any registration effected pursuant this Section 2, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) made in such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Sysorex of the Securities Act or the Exchange Act or any rule or regulation thereunder applicable to Sysorex or the rules and regulations of any applicable stock exchange or quotation system where Sysorex’s equity securities are listed and relating to action or inaction required of Sysorex in connection with any such registration, qualification or compliance, and will reimburse the Former Lilien Member for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action.

(e)     To the extent permitted by applicable Law, the Former Lilien Member will indemnify Sysorex against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact made by the Former Lilien Member contained in the Registration Statement, or any prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated by the Former Lilien Member therein or necessary to make the statements by the Former Lilien Member therein not misleading, and will reimburse Sysorex for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action.

(f)     Each party entitled to indemnification under this Section 2(f) (the “Section 2(f) Indemnified Party”) shall give notice to the party required to provide indemnification (the “Section 2(f) Indemnifying Party”) promptly after such Section 2(f) Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Section 2(f) Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Section 2(f) Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Section 2(f) Indemnified Party (whose approval shall not unreasonably be withheld, conditioned or delayed) and the Section 2(f) Indemnified Party may participate in such defense at such party’s expense (unless the Section 2(f) Indemnified Party shall have reasonably concluded that there may exist a material conflict of interest between the Section 2(f) Indemnifying Party and the Section 2(f) Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Section 2(f) Indemnifying Party), and provided, further, that the failure of any Section 2(f) Indemnified Party to give notice as provided herein shall not relieve the Section 2(f) Indemnifying Party of its obligations hereunder except to the extent that the Section 2(f) Indemnifying Party is materially prejudiced thereby. No Section 2(f) Indemnifying Party in the defense of any such claim or litigation shall, except with the consent of each Section 2(f) Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to entry of any judgment or enter into any settlement that does not release such Section 2(f) Indemnified Party from all liability in respect to such claim or litigation. Each Section 2(f) Indemnified Party shall furnish such information regarding itself or the claim in question and such other support as any Section 2(f) Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(g)     If the indemnification provided for in this Section 2(g) is held by a court of competent jurisdiction to be unavailable to a Section 2(f) Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Section 2(f) Indemnifying Party, in lieu of indemnifying such Section 2(f) Indemnified Party hereunder, shall contribute to the amount paid or payable to such Section 2(f) Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Section 2(f) Indemnifying Party on the one hand and of the Section 2(f) Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Section 2(f) Indemnifying Party and of the Section 2(f) Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Section 2(f) Indemnifying Party or by the Section 2(f) Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(h)     For not more than thirty (30) consecutive days or for a total of not more than ninety (90) days in any twelve (12) month period, Sysorex may delay the disclosure of material non-public information concerning Sysorex, by suspending the use of any prospectus, offering circular or other document (including any related registration statement, notification or the like) prepared in connection with any registration to be effected pursuant this Section 2(h) containing such information, if, upon advice of counsel, such action is reasonably necessary to avoid a violation of any federal or state securities Laws and cause a potential material liability to Parent (an “Allowed Delay”); provided, that Sysorex shall promptly (1) notify the Former Lilien Member in writing of the existence of material non-public information giving rise to an Allowed Delay, (2) advise the Former Lilien Member in writing to cease all sales under the Registration Statement until the end of the Allowed Delay and (3) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable.

SECTION 3.     If Sysorex merges or consolidates with any other entity, or if Sysorex sells all or substantially all of its assets, then, at the request and option of a representative of the Former Lilien Member, at the option of each Former Lilien Member, either Sysorex will purchase the remaining Shares held by such Former Lilien Member pursuant to this Agreement at a purchase price equal to $1.00 per share or the Former Lilien Member will receive his or her respective Shares or any proceeds or stock to which they would be entitled as Sysorex stockholders and the Guaranty shall terminate.

SECTION 4.     The parties acknowledge that their breach or impending violation of any of the provisions of this Agreement may cause irreparable damage to the other party for which remedies at law would be inadequate. Each party therefore agrees that the other party shall be entitled to a decree or order by any court of competent jurisdiction enjoining such impending or actual violation of any of such provisions. Such decree or order, to the extent appropriate, shall specifically enforce the full performance of any such provision by the breaching or potentially breaching party, and each of the parties hereby consents to the jurisdiction of any such court of competent jurisdiction, state or federal, sitting in the State of California. This remedy shall be in addition to all other remedies available to the parties at law or equity. If any portion of this Section 4 is adjudicated to be invalid or unenforceable, this Section 4 shall be deemed amended to delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of this Section 4 in the jurisdiction in which such adjudication is made.

SECTION 5.     Subject to Section 8 hereunder, this Agreement shall insure to the benefit of and be binding upon Sysorex, its successors and assigns, and upon the Former Lilien Member, his heirs, executors, administrators, legatees and legal representatives.

SECTION 6.     Should any part of this Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any portion which may for any reason be declared invalid.

SECTION 7.     This Agreement shall be construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State.

SECTION 8.     This Agreement and all rights hereunder are personal to the parties and shall not be assignable, and any purported assignments in violation thereof shall be null and void.

SECTION 9.     (a) All notices, requests, consents, and demands by the parties hereunder shall be delivered by hand, recognized national overnight courier or by deposit in the United States Mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the address set forth below:

(i)     If to the Former Lilien Member to:

With a copy (which shall not constitute notice) to:

Dudnick Detwiler Rivin & Stikker LLP

351 California Street, 15th Floor

San Francisco, CA  94104

Attention: Jeffrey B. Detwiler, Esq.

Facsimile: (415) 982-1401

(ii)     If to Sysorex to:

Sysorex Global Holdings Corp.

3375 Scott Blvd., Suite 440

Santa Clara, CA 95054

Attention: Nadir Ali, CEO

Facsimile: (650) 649-1940

With a copy (which shall not constitute notice) to:

Davidoff Hutcher & Citron LLP

605 Third Avenue, 34th Floor

New York, NY 10158

Attention: Elliot H. Lutzker, Esq.

Telecopier No.: (212) 286-1884

(b)     Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or, unless the recipient proves that the notice was received later or not received, three (3) days after date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

SECTION 10.     The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

[SIGNATURE PAGE TO FOLLOW]

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

FORMER LILIEN MEMBER

[NAME]

SYSOREX GLOBAL HOLDINGS CORP.

By:
NADIR ALI, CEO

 EXHIBIT 2.02(B)

FORM OF

GUARANTY AGREEMENT

GUARANTY AGREEMENT (the “Guaranty”) dated as of March __, 2013 (the “Closing Date”) by and among Sysorex Global Holdings Corp., a Nevada corporation, having an address at 3375 Scott Blvd., Suite 440, Santa Clara, California 94054 (together with its successors and assigns, “Sysorex”) and _________________, (“Former Lilien Member”).

W I T N E S S E T H:

WHEREAS, Sysorex has agreed to purchase substantially all of the assets and liabilities of Lilien, LLC, a Delaware limited liability company, including the capital stock of its wholly-owned subsidiary, Lilien Systems (together, “Lilien”), pursuant to an Asset Purchase and Merger Agreement effective and entered into on March 1, 2013 (the “Purchase Agreement”) by and between Lilien and Sysorex. All capitalized terms not defined herein shall have the same meaning as set forth in the Purchase Agreement;

WHEREAS, Lilien has agreed to exchange all of the capital stock of Lilien Systems in consideration of the issuance of an aggregate of 6,000,000 shares of Common Stock of Sysorex (the “Sysorex Distributed Shares”) to be distributed to the Former Lilien Member and other members of Lilien pursuant to the Purchase Agreement;

WHEREAS, pursuant to Section 2.02(A)(c)(i) of the Purchase Agreement, Sysorex will transfer to the Former Lilien Member __________ of the Sysorex Distributed Shares (the “Guaranteed Shares”);

WHEREAS, pursuant to 2.02(A)(c)(ii) of the Purchase Agreement, the Former Lilien Member has entered into a Lock-Up/Leak-Out Agreement (the “Lock-Up/Leak-Out”) under which the Former Lilien Member has agreed to not sell, transfer or otherwise dispose of the Guaranteed Shares except as specified in the Lock-Up/Leak-Out; and

WHEREAS, pursuant to Section 2.02(B) of the Purchase Agreement, Sysorex has guaranteed the amount of the Guaranteed Proceeds (as defined in Section 2.02(B)(i)) from the sale of the Guaranteed Shares when sold pursuant to the terms and conditions of the Lock-Up/Leak-Out and in accordance with the terms and conditions of this Guaranty and subject to the Claw-back, described below.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants appearing in this Guaranty, the parties hereto hereby agree as follows:

Section 1.

(a)     If all of the Guaranteed Shares are sold pursuant to the Lock-Up/Leak-Out and the terms and conditions of this Guaranty by the end of the Guaranty Period (defined in Section 2.02(B)(ii)) then Sysorex shall pay to the Former Lilien Member the difference between $1.00 per Guaranteed Share and the cumulative price for which Former Lilien Member sells all of the Guaranteed Shares, less customary commissions (“Guaranteed Proceeds”).

Section 2.

(a)     A Shortfall in the Guaranteed Proceeds shall be calculated at: the earlier of (A) (24) months from the Closing Date, or (B) the sale of all of the Guaranteed Shares (the “Guaranty Period”). For purposes of this Guaranty, a “Shortfall” is defined as the difference between the Guaranteed Proceeds and the actual cumulative proceeds the Former Lilien Member receives from the sale of all of the Guaranteed Shares. At the end of the Guaranty Period, if the Former Lilien Member is unable to sell any Shares, such Former Lilien Member shall have an option for a ten (10)-day period commencing at the end of the Guaranty Period, to put all, but not less than all, of such Former Lilien Member’s unsold Guaranteed Shares to Sysorex, for the purchase price of $1.00 per unsold Guaranteed Share. Payment by Sysorex shall be due in full within 120 days from the receipt of the put Guaranteed Shares. To the extent any Guaranteed Shares are not sold by the Former Lilien Member prior to the end of the Guaranty Period and have not been put to Sysorex for repurchase as discussed above, the Guaranty shall not apply to such unsold Guaranteed Shares.

(b)     Notwithstanding the foregoing Guaranty by Sysorex, in the event the gross profit for the calendar years ending December 31, 2013 and 2014, attributed to the Business Assets (as defined in the Purchase Agreement) are more than twenty (20%) percent below the Forecast attached hereto as Exhibit A, the Guaranty shall be proportionately reduced (the “Claw-Back”). By way of example, in the event the gross profit attributed to the Business Assets for the fiscal year ended either December 31, 2013 or 2014, is 50% less than the projected amount set forth in Exhibit A, the Guaranty shall be reduced to $0.50 per Guaranteed Share (in the aggregate, $3,000,000 for all of the Sysorex Distributed Shares subject to this Guaranty or similar guaranties).

(c)     Former Lilien Member shall prepare and deliver to Sysorex within one month after the end of the expiration of the Guaranty Period a cumulative statement, supported by documentation reflecting all sales of Guaranteed Shares by him, if not previously provided, and stating the amount, if any, to be paid by Sysorex to him pursuant to the terms of this Guaranty, subject to the Claw-Back.

(d)     In the event that Former Lilien Member offers, sells, transfers or otherwise disposes of the Guaranteed Shares in violation of the Lock-Up/Leak-Out, without the prior written consent of Sysorex, the Guaranty shall not apply to the proceeds received from such sale and the Guaranty for that Former Lilien Member (not joint and several with other former Lilien Members) shall from that time be null and void.

Section 3.     Subject to Section 6 hereunder, this Agreement shall inure to the benefit of and be binding upon Sysorex, its successors and assigns, and upon the Former Lilien Members, their heirs, executors, administrators, legatees and representatives.

Section 4.     Should any part of this Guaranty, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Guaranty had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Guaranty without including therein any portion which may for any reason be declared invalid.

Section 5.     This Guaranty shall be construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State.

Section 6.     This Guaranty and all rights hereunder are personal to the parties and shall not be assignable, and any purported assignment in violation thereof shall be null and void.

Section 7.

(a)     All notices, requests, consents, and demands by the parties hereunder shall be delivered by hand, recognized national overnight courier or by deposit in the United States Mail postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the address set forth below:

If to the Former Lilien Member to:

With a copy to:

Dudnick Detwiler Rivin & Stikker LLP

351 California Street, 15th Floor

San Francisco, CA  94104

Attention: Jeffrey B. Detwiler

Facsimile: (415) 982-1401

If to Sysorex to:

Sysorex Global Holdings Corp.

3375 Scott Blvd., Suite 440

Santa Clara, CA 95054

Attention: Nadir Ali, CEO

Facsimile: 650-649-1940

With a copy to:

Davidoff Hutcher & Citron LLP

605 Third Avenue

New York, NY 10158

Attention: Elliot H. Lutzker, Esq.

Facsimile. (212) 286-1884

(b)     Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or, unless the recipient proves that the notice was received later or not received, three (3) days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

Section 8.     In the event that Sysorex fails to make a payment for a Shortfall in the Guaranteed Proceeds in accordance with Section 2 hereof within thirty (30) days after such payment is due, Sysorex shall be in default under this Guaranty with respect to such payment (“Default Payment”). Upon such default by Sysorex, the Former Lilien Members shall be entitled to recover the aggregate Shortfall entirely in cash and may declare a default under the Purchase Agreement and pursue all remedies to which they are entitled to the extent necessary to relieve such default. This Guaranty shall otherwise remain in full force and effect. The failure of any party to insist upon the strict performance of any of the terms, conditions and provisions of this Guaranty shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or any condition of this Guaranty on the part of any party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have executed this Guaranty as of the day and year first written above.

SYSOREX GLOBAL HOLDINGS CORP.

By:
Nadir Ali, CEO

FORMER LILIEN MEMBER

[NAME]

EXHIBIT 2.04(a)

FORM OF

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Bill of Sale”), dated as of March ____, 2013, is by and between Lilien, LLC, a Delaware limited liability company (the “Seller”) and Sysorex Global Holdings Corp., a Nevada corporation (the “Buyer”). All capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the APAMA (as defined below).

WITNESSETH

WHEREAS, the Buyer and Seller are parties to an Asset Purchase and Merger Agreement dated as of March 1, 2013 (the “APAMA”), which provides for, among other things, the sale, assignment, transfer and delivery by the Seller to the Buyer of the Seller’s rights, title and interest in certain assets of Seller (“Seller’s Assets”).

WHEREAS, the Seller desires to sell, assign, transfer and deliver all right, title and interest in the Seller’s Assets as described in the APAMA.

NOW, THEREFORE, in consideration of the premises contained in, and the execution and delivery of, the APAMA and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.     Purchase and Sale of Assets. The Seller does hereby irrevocably sell, assign, transfer and deliver to Buyer, its successors and assigns, and Buyer hereby accepts all of the Seller’s right, title and interest in and to all of the Seller’s Assets (other than the Excluded Assets) including, but not limited to, the Accounts Receivables referenced in Exhibit A attached hereto to the extent such Accounts Receivables remain Accounts Receivables as of the date of this Bill of Sale.

2.     Assumption of Liabilities. The Buyer hereby assumes as of the date hereof, and agrees to pay, perform, satisfy and discharge when due, as appropriate, all of the Seller’s Liabilities.

3.     Retention of Excluded Liabilities. Other than as set forth in Section 2 above, the Buyer is not assuming and the Buyer shall not assume or otherwise be obligated to pay, perform, satisfy or discharge any Excluded Liability or any other liability or obligation of the Seller or its affiliates.

4.     Scope of Bill of Sale. Except as specifically stated in this Bill of Sale, nothing contained in this Bill of Sale shall in any way replace or in any way modify or otherwise affect the provisions of the APAMA, including any of rights or obligations of the Buyer and/or the Seller under the APAMA.

5.     Further Assurances. The Seller hereby covenants and agrees that, at any time and from time to time after the delivery of this Bill of Sale, at the Buyer’s request and expense, the Seller, its successors and assigns will, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, any and all such further acts, conveyances, transfers, assignments, powers of attorney and assurances as the Buyer reasonably may require to more effectively carry into effect the intent and purposes of this Bill of Sale. The Buyer hereby covenants and agrees that, at any time and from time to time after the delivery of this Agreement, at the Seller’s request and expense, the Buyer, its successors and assigns will, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, any and all such further acts, assumptions, powers of attorney and assurances as the Seller reasonably may require to more effectively carry into effect the intent and purposes of this Agreement.

6.     Contracts and Other Obligations Requiring Consent to Assignment. Notwithstanding anything to the contrary contained in this Bill of Sale, neither this Bill of Sale nor any document or instrument delivered pursuant hereto shall constitute an assignment of any contract, agreement, license, lease, commitment, sales order or purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof without the consent of any other person or entity would constitute a breach thereof or in any way adversely affect the rights to be assigned. Until such consent is obtained, or if an attempted assignment thereunder would be ineffective or would affect rights thereunder so that the Buyer would not in fact receive all such rights, the parties will cooperate with each other to provide for the Buyer the benefits of, and to permit the Buyer to assume all liabilities under, any such claim, contract, agreement, license, lease, commitment, sales order or purchase order, including enforcement at the request and expense of the Buyer for the benefit of the Buyer of any and all rights against a third party thereto arising out of the breach or cancellation thereof by such third party; and any transfer or assignment to the Buyer of any property or property rights or any contract or agreement which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained. The parties shall each use their commercially reasonable efforts to obtain any required consents to assignments, including, but not limited to: (i) any consents required in connection with the Material Contracts referenced in Schedule 3.17 to the APAMA and listed on Exhibit B attached hereto; and (ii) within ninety (90) days of the Closing Date, any consents required in connection with the Leased Properties referenced in Schedule 3.11(c) to the APAMA and listed on Exhibit C attached hereto. In addition, each party shall use commercially reasonable efforts to deliver the post closing deliverables stated on Exhibit D attached hereto.

7.     Waiver of Breach for Post Closing Items. Notwithstanding any provision of the APAMA or this Bill of Sale, neither party shall be in breach of any covenants or warranties of the APAMA or this Bill of Sale, for failure to deliver any consents, documents or items listed in Exhibit B, Exhibit C or Exhibit D of this Bill of Sale by the Closing Date. In addition, Seller shall not be in breach of any such warranty or covenant for failure to deliver such notices required by Section 6.08 of the APAMA, so long as such notices are delivered in accordance with the provisions of Exhibit D.

8.     Modification; Assignment. This Bill of Sale may not be amended or terminated except by a written instrument duly signed by each of the parties hereto. This Bill of Sale shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns.

9.     Governing Law. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts or choice of law rules.

10.     Counterparts. This Bill of Sale may be executed in two counterparts, each of which shall be deemed an original, but all of which shall be considered one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Bill of Sale, Assignment and Assumption Agreement has been signed by or on behalf of each of the parties as of the date first written above.

SELLER
LILIEN, LLC

By:
Geoffrey Lilien, Manager

BUYER

SYSOREX GLOBAL HOLDINGS CORP.

By:
Nadir Ali, CEO

EXHIBIT A

[SEE FOLLOWING PAGES]

EXHIBIT B

Customer Contracts.

1.	Consulting Services Agreement dated February 8, 2010 between Seller and JDS Uniphase Corporation

2.	Master Independent Contractor Agreement dated as of July 17, 2007 by and between Seller and E. & J. Gallo Winery

■	Project Work Order #6 dated October 25, 2012 between Seller and E. & J. Gallo Winery and related purchase orders

■	Project Work Order #5 dated March 3, 2011 between Seller and E. & J. Gallo Winery and related purchase orders

3.	IT Master Services Agreement dated July 30, 2012 between Gilead Sciences, Inc. and Seller

4.	Master Agreement signed by Seller on November 8, 2010 between World Vision, Inc. and Seller

5.	System Purchase Agreement dated May 21, 2012 between Seller and City of Bellevue and related addenda

6.	Short Form Contract signed by Seller on August 30, 2010 between Seller and San Francisco Community College District

7.	Contract Agreement No. 313980 dated July 31, 2009 between State Compensation Insurance Fund and Seller

8.	Credit Agreement between Seller and Riot Games and related Statement of Work

9.	Professional Services, Software and Hardware Agreement dated October 29, 2012 between the City of Oakland and Seller

10.	Professional Services Agreement dated as of November 1, 2010 by and between Trustees of the Estate of Bernice Pauahi Bishop d/b/a Kamehameha Schools and Seller

11.	Master Services Agreement dated November 10, 2011 between Health Net, Inc. and Seller

■	Statement of Work No. 2 dated December 16, 2011
■	Statement of Work No. 3 dated January 4, 2012

12.	Agreement for Purchase of Products dated as of March 15, 2011 between Health Net, Inc. and Seller and amendments thereto

13.	General Services Agreement dated May 1, 2011 between Hawaiian Electric Company, Inc. and Seller

14.	General Services Contract dated June 1, 2012 between Hawaiian Electric Company, Inc. and Seller

15.

Professional Services Master Agreement dated July 1, 2010 between Bio-Rad Laboratories, Inc. and Seller, as amended by that First Amendment to Professional Services Master Agreement dated August 1, 2011 between Bio-Rad Laboratories, Inc. and Seller

16.	Professional Services, Software and Hardware Agreement dated as of _____ ___,. 2013 between the City of Oakland and Seller

17.	Professional Services, Software and Hardware Agreement dated as of December 6, 2012 between the City of Kirkland and Seller

18.	System Purchase Agreement dated as of May 21, 2012 by and between the City of Bellevue and Seller

Supplier Agreements

19.	Sales Agent Agreement dated as of October 4, 2011 by and between Dell Management, L.P. and Seller

20.	Master Price Agreement (WSCA Indirect Value Added Reseller Agreement) dated as of March 15, 2012 by and between EMC Corporation and Seller

21.	Reseller Agreement dated as of March 6, 2012 by and between eVault, Inc. and Seller

22.	Certified Partner Reseller Agreement dated as of May 28, 2009 by and between EVault, A Seagate Company (f/k/a i365, Inc.) and Seller and related addenda

23.	Reseller Authorization Agreement dated as of October 4, 2007 by and between Network Appliance, Inc. and Seller and Amendment Nos. 1 and 2 thereto

24.	Oracle Partner Network Full Use Distribution Agreement dated as of June 28, 2011 between Oracle Amercias, Inc. and Seller/Lilien Corp. and related attachment

25.	Services Distribution Agreement dated as of May 16, 2011 by and between Hewlett-Packard Company and Seller

26.

Hewlett-Packard Company U.S. Business Development Partner Agreement dated as of November 19, 2003 by and between Hewlett-Packard Company and Lilien Corp. (through course of dealing HP has apparently acquiesced to the assignment of this agreement to Seller) and related addendum

27.	Channel Partner Agreement dated as of March 14, 2007 by and between CommVault Systems, Inc. and Lilien Corp.

28.	CommVault Support Agreement dated as of March 27, 2009 by and between Kaiser Foundation Hospital and Seller as amended by that certain Amendment effective March 27, 2013

29.	Professional Services Subcontractor Agreement dated as of December 3, 2006 by and between VMware and Lilien Corp.

30.	General Program Reseller Agreement dated as of June 14, 2010 by and between VMware and Seller

31.	Solution Provider/VAR/ Reseller Partner Agreement – North America dated as of September 4, 2012 by and between Red Hat and Seller

32.	Symantec Partner Program Agreement dated as of ________ ___, _____ by and between Symantec and Seller

33.	Indirect Channel Partner Agreement dated as of September 14, 2012 by and between Cisco and Seller

34.	Reseller Agreement dated as of May 3, 2011 by and between F5 and Seller

35.	Microsoft Partner Network Agreement dated as of May 27, 2011 by and between Microsoft Corporation and Seller

36.	US Partner Agreement dated as of January 28, 2005 by and between Lilien Corp. and Avnet

37.	IBM PartnerWorld Agreement dated as of February 9, 2011 by and between International Business Machines, Inc. and Seller

EXHIBIT C

1.	Commercial Lease Agreement dated October 17, 2012 by and between Christopher, Greg and Thomas Curtin and Seller (Carlsbad, California)

2.

Lease Agreement dated as of May 18, 2004 by and between Hospice of Marin Foundation and Lilien Corp., and Addenda #1 and #2 thereto, as Amended by Amendment #1 thereto pursuant to which tenant switched from Lilien Corp. to Seller (Larkspur, California)

3.	Office Lease dated as of October 16, 2012 by and between Bellevue Lincoln Plaza LLC and Seller (Bellevue, Washington)

4.	Office Lease Agreement dated as of August 31, 2012 by and between PS Business Parks, L.P. and Seller (Beaverton, Oregon)

5.

Lease dated as of December 5, 2007 by and between Davies Pacific, LLC and Seller as amended by that certain First Amendment of Lease dated November 26, 2008 and (prior notice and assumption by assignee required)

EXHIBIT D

1.	The “Exhibit A” bonus schedules to each of the Employment Agreements referenced in Schedule 7.01 of the APAMA;

2.

The parties hereby agree that the delivery of facsimiles of the Sysorex Shares by Buyer to Seller at the Closing Date, with original certificates being delivered by Buyer to Seller by mail within two business days following the Closing Date, shall satisfy the requirements of 2.04(d) of the APAMA.

3.

The Seller shall deliver executed, un-notarized copies of the General Releases to Buyer on the Closing Date with executed, notarized copies to be delivered by Seller to Buyer within five (5) business days following the Closing Date.

4.	The Seller shall make all reasonable efforts to deliver the notices referenced in Section 6.08 of the APAMA within a commercially reasonable period following the Closing Date.

5.	Seller shall deliver certificates of good standing for the Seller from Hawaii, California, Oregon and Washington within five (5) business days following the Closing Date.

EXHIBIT 7.01

FORM OF

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) effective March ___, 2013 (the “Effective Date”) by and between Lilien Systems, a California corporation (“Lilien”), and                                      (the“Executive”) (collectively, the “Parties”).

WHEREAS, Lilien desires to employ Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, Executive desires to become employed with Lilien on the terms and conditions set forth herein and enter into such agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1.     Effectiveness; Term of Employment.

a.     Effectiveness.   This Agreement shall constitute a binding agreement between the parties as of the date hereof.

b.     Term of Employment.   The term of this Agreement shall commence on the Effective Date and shall continue until the second year anniversary date hereafter unless terminated pursuant to Paragraph 7 below (the “Term”).

2.     Position.

a.     During the Term, Executive shall serve as:                 of Lilien, a wholly-owned subsidiary of Sysorex Global Holdings Corp. (the “Company”) and as a member of the Initial Board (as defined in Section 7(b)(iii)). In general, Executive shall have and perform such duties as those for which Executive was responsible prior to the acquisition of Lilien by the Company on the date hereof. Executive shall have the authority                                             . However, HR, accounting and finance will be the responsibility of the Company’s CFO. Executive will have and perform other duties as shall be determined from time to time by the Company’s Board of Directors consistent with Executive’s position.

b.     During the Term, Executive will devote his full business time and efforts (excluding periods of vacation and sick days) to the performance of Executive’s duties hereunder, and will not engage in any other business, profession or occupation which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board, which consent shall not unreasonably be withheld. Executive may: (i) engage in personal investment activities (including for Executive’s immediate family); (ii) serve on the boards of nonprofit organizations and business entities; and/or (iii) be involved in other organizations, in each case provided that any of such activities do not materially interfere with Executive’s performance of his duties for Lilien or create a conflict of interest with that of Lilien. Specifically, Executive and his immediate family shall be prohibited from having an ownership interest in or be employed by any other company besides Lilien or the Company or which has a joint venture or equivalent relationship with any company which competes directly with Lilien.

c.     For the purposes of this Agreement, control or participation in any competing business shall be deemed to include (but shall not be limited to) ownership in excess of three percent (3%) of the aggregate capital stock of such competing business.

d.     Subject to such travel as the performance of Executive’s duties may reasonably be requested by the Company’s Board, Executive shall perform the duties required of him by this Agreement in his office located in Larkspur, California.

3.     Compensation.

a.     Base Salary.   Executive’s Gross Base Salary, is hereinafter referred to as “Base Salary.” During the term, Lilien shall pay to Executive an annual Base Salary at the rate of $          , paid in accordance with Lilien’s regular payroll practices, but not less frequently than monthly. Executive’s Base Salary will be subject to all appropriate legally required tax deductions.

b.     Bonus.   In addition to Base Salary, Executive shall be entitled to incentives based on a compensation plan to be agreed to between Lilien and the Executive, as the same may be amended, modified or supplemented from time to time (“Incentives”).  During the Term, the determination of whether to authorize additional bonuses and the timing and amount of such bonuses, shall be made by the Board in its discretion.

4.     Benefits and Insurance.

a.     Executive Benefits.   During the Term, Executive shall be entitled to participate in Lilien’s and/or the Company’s employee and/or executive benefit plans (other than any annual incentive or other compensation or severance plans or programs, which benefits are set forth in this Agreement) as in effect from time to time (collectively “Executive Benefits”), on the same basis as those benefits are generally made available to other senior Lilien executives. Such Executive Benefits shall include, but not be limited to, health, dental, defined contribution plan, executive automobiles, disability and life insurance benefits. Lilien reserves the right to change or cancel any Executive Benefits at its sole discretion, except as specifically set forth in this Agreement.

b.     Directors and Officers Liability Insurance.   During the Term, and for a reasonable period (not less than one year) thereafter, the Company shall maintain Directors and Officers liability insurance coverage for Executive in a total coverage amount determined by the Board to be reasonable, provided that, if Executive’s employment is terminated for “Cause” or Executive resigns his employment without “Good Reason,” each term as defined herein, the Company may, at its discretion, elect not to maintain Directors and Officers liability insurance coverage for Executive after Executive’s termination date.

5.     Business Expenses. During the Term, Lilien shall reimburse Executive for, or pay on behalf of Executive, all reasonable and customary business expenses, including, but not limited to, travel expenses incurred by Executive in the performance of Executive’s duties hereunder.

6.     Vacations. During the Term, Executive shall be entitled to _____ paid days of vacation annually and such other time off as is provided under the Lilien employee manual. Up to _______ days of paid vacation may be accrued and used in the following years.

7.     Termination. The Executive’s employment hereunder shall continue from the effective date of this Agreement through the end of the Term, unless terminated earlier by Lilien or by Executive pursuant to this Paragraph 7. Lilien and Executive agree to enter into good faith negotiations for any successor agreement or extension of the Term no later than 6 months prior to the expiration of the Term, unless Lilien provides notice to Executive of its intention not to extend the Agreement with Executive. No later than 6 months prior to the expiration of the Term, Lilien shall submit written notice to Executive indicating Lilien’s intent to initiate negotiations for a successor Agreement, extend the Term, or not to extend the Agreement with Executive. Executive shall respond to Lilien, in writing, no later than 20 days after receipt of Lilien’s request.

a.     Termination By the Company For Cause; Resignation By Executive Without Good Reason.

(i)

The Term and Executive’s employment hereunder may be terminated by Lilien for Cause (as defined herein). Additionally, Executive’s employment shall terminate automatically upon Executive’s resignation without Good Reason (as hereinafter defined).

(ii)

For purposes of this Agreement, “Cause” shall mean: (A) Executive’s indictment for, or plea of nolo contendere to a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude; (B) Executive’s material fraud in connection with Executive’s duties hereunder which is materially injurious to the financial condition or business reputation of Lilien; provided, that no such termination shall be effective as a termination for “Cause” unless Executive has been given written notice by the Board of its intention to terminate Executive’s employment for Cause, stating the grounds for such purported termination and Executive has had an opportunity to address such allegations with the Board; or (C) in the event the gross profit for the calendar years ending December 31, 2013 and 2014 attributable to Lilien are more than twenty-five (25%) percent below the Gross Profit Projections for Lilien (Exhibit A) provided by, and agreed to, by Executive.

(iii)	If Executive’s employment is terminated by Lilien for Cause or if Executive resigns without Good Reason (as hereinafter defined), Executive shall be entitled only to receive:

(A)	Executive’s Base Salary earned through the date of Executive’s termination;

(B)	reimbursement for any business expenses properly incurred by Executive in accordance with Lilien policy prior to the date of Executive’s termination;

(C)	such Executive Benefits, if any, pursuant to Paragraph 4 herein as to which Executive may be entitled as of the effective date of termination under the employee benefit plans of Lilien;

The amounts described in clauses 7(a)(iii)(A) through (C) are referred to herein as the “Accrued Rights”.

b.     Termination by Lilien Without Cause; Resignation by Executive for Good Reason; Termination Due to Change in Control.

(i)

The Term and Executive’s employment hereunder may be terminated by Lilien without Cause, or by Executive’s resignation for Good Reason (as defined below), or due to a Change in Control (as defined below).

(ii)

For purposes of this Agreement, “Good Reason” shall mean only: (A) the failure of Lilien to pay or cause to be paid, or to provide or cause to be provided, any part of Executive’s compensation, benefits or perquisites when due hereunder that is not applicable to all other senior executives, or failure to provide a work atmosphere free from hostilities; (B) any diminution in Executive’s title, position, authority responsibilities from those described herein, except in connection with Lilien’s successorship plan or planning as duly authorized by the Board; (C) relocation of the Company’s offices by more than fifty (50) miles from its current offices; or (D) failure of any successor company that acquires assets or stock of Lilien to assume the Agreement and the obligations hereunder, except in connection with Lilien’s successorship plan or planning as duly authorized by the Board; provided that the events described in clauses (A) through (D) of this Paragraph 7(b)(ii) shall constitute Good Reason only if Lilien fails to cure such event to Executive’s reasonable satisfaction within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason. Executive’s determination that Good Reason exists shall be subject to review, at Lilien’s election, through arbitration in accordance with Paragraph 13 herein.

(iii)

The Term and Executive’s employment hereunder may be terminated by Executive upon a Change in Control (as defined below) of Lilien. For purposes of this Agreement, “Change in Control” shall occur in the event that, during any period of three (3) consecutive months commencing after the date of this Agreement, a majority of the Board is not comprised of any combination of (A) Board members as of the date of the Agreement (collectively, the “Initial Board”); (B) individuals recommended by a majority of the Initial Board to succeed members of the Initial Board; and (C) individuals added to the Initial Board by decision of a majority of the Initial Board. "Change in Control" shall also occur in the event Executive is removed or otherwise loses his seat on the Board against his wishes.

(iv)

If the Term and Executive’s employment is terminated by Lilien without Cause or, if Executive resigns for Good Reason, or due to a Change in Control (each term as defined above), Executive shall be entitled only to receive, in addition to all Accrued Rights:

(A)

the amount equal to one year of Executive’s Base Salary, payable in monthly installments equal to Executive’s monthly Base Salary for the twelve (12) months beginning with Lilien’s payroll date following Executive’s date of termination.

(B)	all non-vested shares of Company stock or other non-vested option or equity grants to Executive shall vest on the date of termination;

(C)	such Executive Benefits, if any, pursuant to Paragraph 4 herein as to which Executive may be entitled for a period of one year immediately following Executive’s date of termination;

(D)

payment of premiums by Lilien for health, disability, long term care and life insurance coverage equivalent to that provided to Executive pursuant to Lilien’s benefit plans through the end of the Term. Executive may elect continuation of health coverage under COBRA, as eligible;

(E)	Directors and Officers liability insurance coverage in a total coverage amount determined by the Board to be reasonable for a period of one year after Executive’s termination date.

c.     Termination Due to Death.

(i)

The Term and Executive’s employment hereunder shall terminate upon Executive’s death. Upon termination of the Term and Executive’s employment hereunder for Executive’s death, Executive’s spouse or estate (as the case may be) shall be entitled only to receive the Accrued Rights.

d.     Termination Due to Disability.

(i)

The term “Disability” shall mean if Executive becomes physically or mentally incapacitated and is therefore unable to perform the essential functions of Executive’s position as President for a consecutive period of three (3) months during the Term.

(ii)	Upon termination of the Term and Executive’s employment hereunder for Executive’s Disability, Executive shall be entitled only to receive:

(A)	the Accrued Rights;

(B)	for the first six months of Executive’s Disability, the sum of Executive’s then-current Base Salary and Target Annual Incentive, each prorated for such six month period;

(C)

for the remaining Term (which period shall commence on the first day after the period set forth in 7(d)(ii)(B) above), the sum of Executive’s then-current Base Salary and Incentives (assuming performance at 100% of targets and achievement of all MBO objectives), less all amounts Executive received pursuant to applicable disability insurance policies covering Executive for such period (including but not limited to all disability insurance policies provided to Executive by the Company);

e.     Notice of Termination.   Any purported termination of the Term and Executive’s employment by Lilien or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated, provided that the procedures set forth in Paragraph 7(a)(ii) and 7(b)(ii) herein must be complied with in respect of any termination by Lilien for “Cause” or resignation by Executive for “Good Reason.”

8.     Confidential Information.

a.     Executive will not at any time (whether during or after Executive’s employment with Lilien) retain or use for the benefit, purposes or account of Executive or any other Person or disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside of Lilien (other than its professional advisers who are bound by confidentiality obligations or as otherwise required in connection with the proper performance of his duties on behalf of Lilien), any non-public, proprietary or confidential information -- including without limitation trade secrets, know-how, research and development, strategies, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, profits, pricing, costs, products, services, vendors, customers, clients, partners, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions -- concerning the past, current or future business, activities and operations of Lilien and/or any third party that has disclosed or provided any of same to Lilien on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

b.      “Confidential Information” shall not include any information that is: (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law or legal process to be disclosed; provided that Executive shall give prompt written notice to Lilien of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by Lilien to obtain a protective order or similar treatment at Lilien’s sole expense.

c.     Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal and other professional advisors, or as he may be compelled by law or legal process, the contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Paragraph 8 of this Agreement provided they agree to maintain the confidentiality of such terms, and may disclose the contents of this Agreement in order to enforce its terms.

d.     Upon termination of Executive’s employment with Lilien for any reason, Executive shall cease and not thereafter commence use of any Confidential Information owned or used by Lilien, and upon notification from the Company shall destroy, delete, or return to Lilien, at Lilien’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or is otherwise the property of Lilien, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

The provisions of this Paragraph 8 shall survive the termination of Executive’s employment with Lilien for any reason.

9.     Intellectual Property.

a.     If Executive creates, invents, designs, develops, contributes to or improves any United States or foreign works of authorship, design, program, software, source code, inventions, materials, documents, inventions, trade secrets, processes, patent applications, patents, know-how, copyrightable subject matter, and/or other intellectual property or work product of any kind (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during the Term and within the scope of Executive’s employment and/or with the use of any Lilien resources (“Lilien Works”), Executive shall promptly and fully disclose same to Lilien, hereby irrevocably relinquishes for the benefit of Lilien and its assigns any rights Executive may have to Lilien Works, and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to Lilien to the extent ownership of any such rights does not vest originally in Lilien, without further consideration.

b.     During or after the Term, Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at Lilien’s expense (but without further remuneration) to assist Lilien in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of Lilien’s rights in Lilien Works.

c.     The provisions of this Paragraph 9 shall survive the termination of Executive’s employment for any reason.

10.     Specific Performance. Executive acknowledges and agrees that Lilien’s remedies at law for a breach or threatened breach of any of the provisions of Paragraphs 8 or 9, would be inadequate and Lilien would suffer irreparable damages as a result of such breach. In recognition of this fact, Executive agrees that, in the event of such a breach, in addition to any remedies at law, Lilien, without posting any bond, and without the necessity of proof of actual damages, shall be entitled to obtain injunctive relief restraining any threatened or further breach, or any other equitable remedy which may then be available.

11.     Indemnification.

a.     Lilien shall defend, indemnify and hold harmless Executive to the fullest extent of the law from and against any and all loss, liability, damage or expense (including reasonable attorney’s fees and expenses incurred in connection with the investigation, defense or negotiation of a settlement thereof or otherwise) (collectively, “Losses”) arising from any claim or threatened claim by any third party with respect to, or in any way related to, Lilien, this Agreement or Executive’s services hereunder (collectively “Claim”). Executive shall give Lilien prompt notice of any such Claim known to him, and Lilien, in its sole discretion, then may take such action as it deems advisable to defend the Claim on behalf of the Executive. (The failure by Executive to give such a prompt notice shall not affect the right to indemnification except to the extent Lilien is materially prejudiced thereby.) Lilien shall have the sole and exclusive right to use counsel of its own choosing, shall control the defense of any such Claim in all respects, and shall have the sole and exclusive right to negotiate and settle any such Claim on behalf of Executive. Notwithstanding the foregoing, Executive shall have the right to employ his own legal counsel in defense of any Claim, with the reasonable fees and expenses of such counsel to be paid by Lilien, provided that Lilien determines that there exists a conflict of interest by reason of having common counsel in any such Claim. Executive shall cooperate fully with Lilien and its counsel in all respects in connection with the defense of any Claim and in any attempt made to settle the matter. Such indemnification shall be deemed to apply solely to (a) the amount of the judgment, if any, against Executive, (b) any sums paid by Executive in settlement, and (c) the expenses (including reasonable attorneys’ fees and expenses) incurred by Executive in connection with its defense. Notwithstanding anything to the contrary contained herein, Executive shall not be entitled to indemnification for Losses under this Paragraph 13 for any claim or allegation made by Lilien against Executive arising out of Executive’s breach of this Agreement; or if it is adjudicated by a court of competent jurisdiction that any Losses were the direct result of the gross negligence or willful misconduct by Executive and, if so proven, Executive shall reimburse Lilien for the costs of defense incurred by Lilien.

b.     Notwithstanding anything elsewhere to the contrary, this Paragraph 11 shall survive the termination of this Agreement and shall survive any termination of Executive’s employment.

12.     No Mitigation; No Set Off.     In the event of any termination of employment hereunder, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

13.     Arbitration. Any dispute between the parties arising out of this Agreement, including but not limited to any dispute regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach, or the Executive’s employment (“Arbitrable Dispute”) shall be determined in accordance with the existing arbitration agreement between Executive and Lilien.

14.     Section 409A.      The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. The provisions of this Paragraph 14 shall survive the termination of this Agreement and shall survive any termination of Executive’s employment. Notwithstanding anything herein to the contrary, if at the time of an Executive’s termination of employment the Executive is a “specified employee” of a publicly traded company as defined in Code Section 409A (and any related regulations or other pronouncements thereunder) and the deferral of any payments otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then the Company shall defer such payments (without any reduction in such payments ultimately paid or provided to the Executive) until the date that is six months following the Executive’s termination of employment (or the earliest date as is permitted under Code Section 409A).

15.     Miscellaneous.

a.     Governing Law.      This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of California without regard to the conflict of laws provisions thereof. The parties hereto do hereby consent and submit to the venue and jurisdiction of the state and federal courts sitting in Santa Clara County, California, as the sole and exclusive forum for the enforcement of an award pursuant to arbitration or, if no arbitration agreement between the parties is in place or such agreement is deemed unenforceable, for the enforcement of this Agreement.

b.     Entire Agreement/Amendments.     This Agreement contains the entire understanding of the parties with respect to the employment of Executive by Lilien. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c.     No Waiver.     The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d.     Severability   In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e.     Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by Lilien solely to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of Lilien. Upon such assignment, the rights and obligations of Lilien hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f.     Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the Parties. Lilien shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Lilien to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Lilien would be required to perform it if no such succession had taken place. As used in this Agreement, “Lilien” shall mean Lilien and any successor to its business and/or assets, which assumes and agrees to perform this Agreement by operation of law, or otherwise. If Executive should die while any accrued amount would still be payable to him hereunder had he continued to live, the accrued amounts, with the exception of any life, disability or health insurance premiums, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee, or if there is no such designee, to his estate.

g.     Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to Lilien:	LILIEN SYSTEMS
3375 Scott Blvd., Suite 440
Santa Clara, CA 94054
Fax: 703-886-7219
Attention: Nadir Ali, CEO

with a copy to:	DAVIDOFF HUTCHER & CITRON LLP
605 Third Avenue, 34th Floor
New York, New York 10158
Fax: (212) 286-1884
Attention: Elliot H. Lutzker, Esq.

If to the Executive,
to:

With a copy to:

h.     Executive Representations.      Executive hereby represents to Lilien that the execution and delivery of this Agreement by Executive and Lilien and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. Executive further represents that he has been advised by, or has consulted with his own independent counsel with respect to the negotiation of, and his decision to enter into, this Agreement and acknowledges that he understands the meaning and effect of each and every term and provision contained herein.

i.     Prior Agreements    This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and Lilien regarding the terms and conditions of Executive’s employment with Lilien.

j.     Withholding Taxes.     Lilien shall withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

k.     Counterparts.     This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE:

Dated: March ___, 2013
[ ]

LILIEN SYSTEMS

Dated: March ___, 2013
By:	Nadir Ali
Title:	CEO

EXHIBIT 8.10

form of

RESTRICTIVE

COVENANTS AGREEMENT

This Restrictive Covenants Agreement (this “Agreement”) is entered into as of March __, 2013, by and among SYSOREX GLOBAL HOLDINGS CORP., a Nevada corporation (“Purchaser”), LILIEN LLC, a Delaware limited liability company (“Seller”), and ________________________ (the “Former Member”), in connection with the closing under that certain Asset Purchase and Merger Agreement (the “Purchase Agreement”) dated as of March 1, 2013, by and between the Purchaser and Seller. Purchaser and Seller shall also collectively be referred to as the “Protected Parties”, or individually as a “Protected Party”. Capitalized terms used herein without definition have the respective meanings set forth in the Purchase Agreement.

RECITALS

WHEREAS, pursuant to the Purchase Agreement, Purchaser will purchase substantially all of the assets of Seller (the “Asset Purchase”);

WHEREAS, Former Member, as a member of Seller, holds specialized knowledge of the Business (as hereinafter defined), including, inter alia, knowledge of business relationships, lines of business, markets, key personnel, profitability, and other confidential information; substantial marketing, business and financial expertise and extensive experience in a wide range of activities that constitute the Business;

WHEREAS, as a material inducement to Purchaser to consummate the Asset Purchase, Former Member has agreed to enter into this Agreement; and

WHEREAS, Former Member acknowledges and agrees that (i) the Protected Parties would be irreparably harmed and impaired if Former Member were to engage, directly or indirectly, in any activity competing with the Business, make any disclosure in violation of this Agreement or any unauthorized use of, any confidential information concerning the Business and (ii) the Protected Parties are entitled to protection from such use of the specialized knowledge of Former Member.

NOW THEREFORE, In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

AGREEMENT

1.     Defined Terms.

(a)     “Business” means the business of the Seller as conducted on the date of this Agreement, including of an information technology company that, together with its wholly-owned subsidiary Lilien Systems, provides enterprise information technology solutions and integration services to customers, including with respect to servers, data storage and management, networking, virtualization and analytics.

(b)     "Confidential Information" means any confidential, proprietary or non-public information relating to (a) this Agreement, the Purchase Agreement, the Asset Purchase or (b) the Business, including any proprietary information, technical data, trade secrets or know-how, including, but not limited to, pending projects and proposals, customers, inventions, technology, engineering, hardware configuration information, marketing strategies and financial information disclosed to Employer by Protected Parties either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Notwithstanding the foregoing, “Confidential Information” shall not include any information which (i) is or becomes generally available to the public through no wrongful act on the part of the Former Member, (ii) was or is disclosed to the Former Member by a source other than the Protected Parties, (iii) is independently developed by the Former Member without use or reference to Confidential Information or (iv) is required to be disclosed pursuant to subpoena, judicial order, regulation or applicable law.

(c)     “Covenant Period” means the period commencing on the Closing Date and continuing through the first anniversary thereof.

(d)     “Person” or “person” (regardless of whether capitalized) means any natural person, entity, or association, including without limitation any corporation, partnership, limited liability company, government (or agency or subdivision thereof), trust, joint venture, or proprietorship.

(e)     “Restricted Area” means California, Oregon, Washington and Hawaii.

2.     Covenant Not to Compete and Not to Solicit.

(a)     For and in consideration of the benefits derived directly and indirectly from this Agreement, Former Member covenants and agrees with the Protected Parties that for the Covenant Period, he shall not directly or indirectly, whether pursuant to a management agreement or for his own financial account, own, manage, operate or control, or participate in the ownership, management, operation or control of, or be an Former Member of or a consultant to, any business that conducts or engages in the Business in the Restricted Area (other than for Protected Parties). For the Covenant Period, Former Member shall not: (i) assist any other Person to enter the Business anywhere within the Restricted Area; (ii) serve as a consultant to or an employee of any Person who directly competes with Protected Parties; (iii) directly or indirectly cause, solicit, induce or encourage any employees of the Protected Parties to leave such employment; (iv) employ or otherwise engage any such individual unless such employee of the Protected Parties was terminated from his employment by the Protected Parties, resigned from such employment as a result of a material reduction in duties or compensation or a relocation by more than 50 miles or has not been employed by the Protected Parties for at least six (6) months; or (v) directly or indirectly cause, induce or encourage any material actual client, customer, supplier, or licensor of the Protected Parties (including any existing customer of Protected Parties and any Person that becomes a client or customer of the Protected Parties after the Closing) or any other Person who has a material business relationship with the Protected Parties, to terminate or modify any such actual relationship in a manner adverse to the Protected Parties.

(b)     For the purposes of this Agreement, control or participation in any competing business shall be deemed to include (but shall not be limited to) ownership in excess of three percent (3%) of the aggregate capital stock of such competing business.

(c)     The parties agree that the duration, scope (including services or product type) and area for which this covenant is to be effective is reasonable. If, at any time of the enforcement of any of the provisions of this Agreement, a court determines that the duration, scope of restricted activities or area restrictions stated herein are not enforceable under applicable law, the parties agree that the maximum duration, scope or area (as applicable) permitted by applicable law shall be substituted for the duration, scope or area (as applicable) stated herein and the court shall be authorized to revise the restrictions contained herein to cover such maximum duration, scope or area (as applicable). Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding, nor such reformation or severance, shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

3.     Covenant Not to Disclose Confidential Information.

(a)     Former Member agrees to hold in strictest confidence, and not to use, except for the benefit of the Protected Parties, or to disclose to any person, firm or corporation without written authorization of the of the Protected Parties, any Confidential Information of the Protected Parties. The protection of confidential business information and trade secrets is vital to the interests and success of the Protected Parties.

(b)     In addition, Former Member understands that the posting on the Internet of Confidential Information, trade secrets or proprietary information is forbidden, including, without limitation, Internet websites and blogs.

(c)     Former Member also understands that he may have been, or in the future may be, provided with access to secured areas of information that are password-protected. Such passwords themselves are confidential and are not to be shared with anyone in or outside of the Protected Parties other than authorized representative(s). Any attempt to use the password(s) or the information available within such secured areas other than in connection with any employment by the Purchaser (as with any and all Confidential Information), will constitute a violation of this Agreement as well as a violation of applicable laws protecting the Former Member from such violations.

(d)     In addition, Former Member recognizes that the Former Member has received and in the future may receive from third parties, including clients, affiliated or related companies of the Protected Parties, their confidential information, including Confidential Information, subject to a duty on the Former Member's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Former Member agrees to hold all such Confidential Information, in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his or her work for the Protected Parties consistent with any Protected Parties’ agreement with such third party.

(e)     If the Former Member is requested or compelled to divulge Confidential Information under operation of law, government regulation(s) or investigation, subpoena or court order, Former Member agrees to, prior to any disclosure, notify the Protected Parties of such potential disclosure and cooperate fully with the Protected Parties with regard to such proceedings prior to divulging the information requested, including cooperating with the Protected Parties’ counsel or counsel provided to Former Member at the Protected Parties’ cost. The Protected Parties agree and acknowledge that disclosure of Confidential Information under such circumstances shall not constitute a breach of this Agreement.

4.     Equitable Relief. Former Member acknowledges and agrees that any breach or threatened breach of this Agreement would result in irreparable and immediate injury to the Protected Parties, that money damages alone will be an inadequate remedy for such breach or threatened breach, and that, therefore, in addition to any other remedy to which a party may be entitled at law or in equity, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued, and appropriate injunctive relief may be applied for and granted in connection therewith, without the necessity of posting a bond or other security or proving actual damages and without regard to the adequacy of any remedy at law.

5.     Severability. Without limiting the generality of Section , if any provision of this Agreement is held to be illegal, invalid or incapable of being enforced, in whole or in part, in any jurisdiction under any circumstances for any reason under present or future laws effective during the Covenant Period: (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to such parties provided by, such provision; or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided.

6.     Other Obligations Continue. Former Member agrees and acknowledges that his or her obligations set forth in this Agreement are in addition to, and not in lieu of, any obligations he or she has to the Protected Parties pursuant to any other agreement between Former Member and the Protected Parties or their respective affiliates, at common law or otherwise. The termination of this Agreement will not release Former Member from liability for any breach occurring prior to such termination.

7.     Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if: (i) delivered personally; (ii) mailed, using certified or registered mail with postage prepaid; or (iii) sent by next-day or overnight mail or delivery using an internationally recognized overnight courier service, as follows:

If to Former
Member:

If to Purchaser:	Sysorex Global Holdings Corp. 3375 Scott Blvd., Suite 440 Santa Clara, CA 95054 Attention: Nadir Ali, CEO Email:ali@sysorex.com With a copy, which shall not constitute notice, to:

Davidoff Hutcher & Citron LLP
605 Third Avenue - 34th Floor
New York, New York 10158
Attention: Elliot H. Lutzker, Esq.
Email:ehl@dhclegal.com

If to Seller:	Lilien LLC

17 E. Sir Francis Drake Blvd, Suite 110

Larkspur, CA 94939

Attention: Geoffrey Lilien

Email: Geoffrey@lilien.com

And with a copy, which shall not constitute

notice, to:

Dudnick Detwiler Rivin & Stikker LLP

351 California Street, 15th Floor

San Francisco, CA 94104

Fax: (415) 982-1401

Email: detwiler@ddrs.com

All such notices, requests, demands, waivers and other communications shall be deemed to have been received: (A) if by personal delivery, on the day of such delivery; (B) if by certified or registered mail, on the third (3rd) business day after the mailing thereof; or (C) if by next-day or overnight mail or delivery, on the day delivered.

8.     Binding Effect, Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Former Member understands and agrees that this Agreement is his personal agreement and cannot be assigned by him. Any purported assignment of this Agreement or any rights, interests or obligations hereunder in violation of the preceding sentence will be void and of no force or effect.

9.     Amendment, Waiver. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought; provided, however, that if a Protected Party is the party against whom enforcement of any amendment, modification, discharge or waiver is sought, such amendment, modification, discharge or waiver will only be valid and binding if duly approved by the applicable Protected Party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any party of a breach of or a default under any of the provisions of this Agreement or a failure to or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that a party may otherwise have at law or in equity.

10.     Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all contemporaneous oral agreements and all prior oral and written quotations, communications, agreements, understandings of the parties, and written or oral representations of any party with respect to the subject matter of this Agreement.

11.     Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.     Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each party and delivered to the other party, regardless of whether both of the parties have executed the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

13.     No Third Party Beneficiaries. Nothing herein is intended or shall be construed to give any Person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

14.     Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW RULE THAT WOULD CAUSE THE APPLICATION OR THE LAWS OF ANY JURISDICTION OTHER THAN THE INTERNAL LAWS OF THE STATE OF CALIFORNIA TO THE RIGHTS AND DUTIES OF THE PARTIES.

15.     Consent to Jurisdiction.

(a)     THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED WITHIN THE STATE OF CALIFORNIA OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR ANY ACTION RELATED THERETO MAY BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH OF THE PARTIES HERETO AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(b)     EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OF THE CALIFORNIA COURTS. EACH OF THE PARTIES IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH PROCEEDING IN ANY OF THE CALIFORNIA COURTS.

(c)     EACH OF THE PARTIES HERETO HEREBY CONSENTS TO PROCESS BEING SERVED BY ANY PARTY TO THIS AGREEMENT IN ANY ACTION BY DELIVERY OF A COPY THEREOF IN ACCORDANCE WITH THE PROVISIONS OF SECTION 7 AND THIS SECTION 15.

16.     Waiver of Jury Trial.

(a)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(b)     EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17.     No Waiver. No party shall by any act, delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions of this Agreement. No failure to exercise, nor any delay in exercising on the part of any party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

18.     Negotiations. The parties are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have jointly participated in the negotiation and drafting of this Agreement. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement, and therefore waive their effects. Both parties have read, understand and voluntarily accept all of the terms set forth in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FORMER MEMBER

Name:

PURCHASER

Sysorex Global Holdings Corp.

By:
Name: Nadir Ali Title: CEO

SELLER

Lilien LLC

By:
Name: Geoffrey Lilien Title: CEO

EXHIBIT 8.11

FORM OF

GENERAL RELEASE

TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT:

                                                                                                                        (the “RELEASOR”), a member of Lilien, LLC, a Delaware limited liability company, having an address at 17 E. Sir Francis Drake Blvd, Suite 110, Larkspur, CA 94939 (“Lilien”), on behalf of himself and his past, present and future administrators, successors assigns, and/or affiliated entities and/or individuals, for good and valuable consideration received from Sysorex Global Holdings Corp., a Nevada corporation, having an address at 3375 Scott Blvd., Suite 440, Santa Clara, California 94054 (“Sysorex”), as more specifically defined in that certain Asset Purchase and Merger Agreement by and between Sysorex and Lilien effective March 1, 2013, the receipt and sufficiency of which is hereby acknowledged, hereby releases and discharges Sysorex and all of its shareholders, officers, directors, employees, agents, subsidiaries, parent companies, and any and all of their affiliates (collectively, the “RELEASEES”), from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty, or equity, which against the RELEASEES, the RELEASOR ever had, now has or hereafter can, shall or may, have for, upon, or by reason of any matter cause or thing whatsoever from the beginning of the world to the date of this release, exclusive of any and all agreements entered into between RELEASOR and Lilien and/or Sysorex on the date hereof and which continue after the date hereof.

This RELEASE may not be changed orally but only by a writing signed by all the parties.

IN WITNESS WHEREOF, the RELEASOR has caused this GENERAL RELEASE to be executed on the _____ day of March 2013.

Name:

STATE OF	)
) ss.:
COUNTY OF	)

On the __ day of March, 2013, before me personally came_______________________________________________, to me known, who, being by me duly sworn, did depose and say that deponent is the RELEASOR described in the foregoing GENERAL RELEASE.

______________________________

Notary Public